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Pricing Supplement Dated September 24, 1998	     Rule 424(b)(3)
(To Prospectus dated October 19, 1995 and	  File No. 33-61957
Prospectus Supplement dated April 2, 1998)

THE BANK OF NEW YORK COMPANY, INC.

Subordinated Medium-Term Notes Series C
(U.S. $ Fixed Rate)
_________________________________________________________________

Trade Date:September 24, 1998 Original Issue Date: October 26, 1998 Principal Amount: $10,000,000 Net Proceeds to Issuer: $10,000,000
Issue Price: 100%              Agent's Capacity:
Selling Agent's			 x Principal Basis      Agency Basis
Commission/Discount: 0.00%
Interest Rate: 6.20% per annum      Interest Payment Dates:
Maturity Date: October 26, 2018     Semiannually,on the 26th of
                                    April and October, commencing
                                    April 26, 1999.
_________________________________________________________________
Form:   	x	Book Entry
			Certificated

Redemption:
			The Notes cannot be redeemed prior to maturity
		x	The Notes may be redeemed prior to maturity on
			October 26, 2001 and semi-annually thereafter on 15 calendar days notice.

	Initial Redemption Date: October 26, 2001

	Initial Redemption Percentage: 100%

	Annual Redemption Percentage Reduction: N/A

Repayment:

		x	The Notes cannot be repaid prior to maturity
			The Notes can be repaid prior to maturity at the option of the holder of the Notes

	Optional Repayment Date:  N/A

	Optional Repayment Price:  N/A

Discount Note: 	Yes	 	x   No

The covenant defeasance provisions of the Indenture described under "Description of Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes. The Notes described herein are being purchased by Bear Stearns (the
"Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution." The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent. The net proceeds to the Company will be $10,000,000.

                              Bear Stearns